EXHIBIT 99.1

EVCARCO, INC.  SIGNS AN AGREEMENT TO PURCHASE THE THIRD STONE CORPORATION, A SOFTWARE DEVELOPMENT COMPANY

Fort Worth, Texas – May 14, 2012 – EVCARCO, Inc. (OTCBB:EVCA) (OTCQB:EVCA), a Future Driven® Automotive Retail Group announced today, that on May 8, 2012, it has entered into a Share Exchange Agreement,  for the acquisition of The Third Stone Corporation (TSC).

EVCARCO will acquire all of the common and preferred shares of TSC in exchange for 1,664,752,000 shares of its common stock and 1,000,000 shares of Class B Convertible preferred stock.  The acquisition should be completed by May 25, 2012.

Mack Sanders, CEO of EVCARCO, stated, “We saw great potential in the products TSC is currently developing and decided to take advantage of the opportunity to acquire the company. We hope that the acquisition of TSC will not only diversify our business and add value for our shareholders, but also enable us to develop applications for the alternative fuel automotive market.”

Gary Easterwood, CEO of TSC stated: “We are a technology company seeking long term relationships with companies that share our passion. With EVCARCO, we feel confident our goals will interlock and technology will continue to drive us both to achieve shareholder value.”

For more information on EVCARCO, Inc., please view: www.evcarco.com.  Shareholder inquiries should be directed to (972) 571-1624.

EVCARCO, Inc. is a Future Driven® Automotive Retail Group focused on deploying a coast-to-coast network of environmentally friendly franchised dealerships, vehicles, technologies and sustainable solutions. EVCARCO is bringing to market the most advanced clean technologies available in plug-in electric, alternative fuel, and pre-owned hybrid vehicles from multiple manufacturers.

For additional information on The Third Stone Corporation, please view: www.thirdstonecorp.com.

The Third Stone Corporation is a forward thinking software provider dedicated to improving and enhancing lives through innovation. The company is currently producing applications targeted at consumers who use technology to boost their daily productivity. Utilizing proprietary technology coupled with the latest available development tools and processes, The Third Stone Corporation is on the leading edge of new ideas and has the technical expertise to quickly convert those ideas to marketable applications. TSC has a diverse development portfolio of applications and services targeting sport, social media, finance, and home automation sectors.

Forward-Looking Statement
This release contains forward-looking statements that reflect EVCARCO, Inc. plans and expectations. In this press release and related comments by Company management, words like "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions are used to identify forward-looking statements, representing management's current judgment and expectations about possible future events. Management believes these forward-looking statements and the judgments upon which they are based to be reasonable, but they are not guarantees of future performance and involve numerous known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

Investor Relations Contact:
Jack Eversull
The Eversull Group, Inc.
972-571-1624
214-469-2361 fax
jack@theeversullgroup.com